Exhibit 99.1

LAW OFFICES OF MARK C. FIELDS
A PROFESSIONAL CORPORATION
21515 HAWTHORNE BOULEVARD, SUITE 450
TORRANCE, CALIFORNIA 90503-6531
(310) 540-2000
FAX (310) 540-6609 • (310) 316-0505

GREENBERG, FIELDS & WHITCOMBE, LLP*
*OF COUNSEL
SENDERS E-MAIL

April 5, 2008

China Tel Group, Inc.
8105 Irvine Center Drive, Suite 820
Irvine, CA  92618

Attn:   George Alvarez

Re:           Engagement of Law Offices of Mark C. Fields

Dear Mr.  Alvarez:

This will confirm and ratify the prior retention of the Law Offices Of Mark C. Fields, A Professional Corporation (the “Firm”), Of Counsel to Greenberg, Fields & Whitcombe, LLP, on behalf of China Tel Group, Inc., its predecessors, subsidiaries and affiliates (the “Company,” or “You).  We appreciate your decision to engage us for the representation described below and sets forth the terms and conditions which will apply.  This letter includes the attached Standard Terms of Engagement for Legal Services (the “Standard Terms”).  This letter and the Standard Terms are referred to collectively as our “Agreement.”  This Agreement cannot be amended, unless the amendment is set forth in writing and signed on behalf of yourself and the Firm.

LEGAL SERVICES TO BE PROVIDED

This Agreement applies to services in connection with all matters as to which we may represent You.  Mark Fields, Mark Worthge and other attorneys Of Counsel to the Firm and with Greenberg, Fields & Whitcombe, LLP will be the attorneys with principal responsibility for representing You in such engagements as may arise, from time to time.

OUR RESPECTIVE RESPONSIBILITIES

We will perform the legal services called for under this Agreement, respond promptly to your inquiries and communications, and keep You informed of the status of your matters.  It will be your responsibility to keep us apprised of facts pertinent to our representation, review and comment to us concerning documents we prepare, and pay our statements on the agreed terms.  We understand that although matters may be assigned to us by various officers of the Company, our principal contact will be Mr. Kenneth L. Waggoner, Vice President and General Counsel of the Company.

FEES, EXPENSES AND BILLING

Fees for our services will be based on time expended by our attorneys and paralegals on your behalf at their hourly rates then in effect.  Our current rates are set forth in the enclosed schedule.  Our hourly rates may be increased periodically, but only if they are increased for substantially all matters similar to our undertaking on your behalf.  When increased, unless otherwise agreed in writing, the changes will be effective for all matters from and after the effective date of the increase.  As a general rule, increases take effect only annually on January 1.

LAW OFFICES OF MARK C. FIELDS
A Professional Corporation

Mr. George Alvarez
April 5, 2008

Expenses will be incurred for goods and services provided in aid of our representation of You.  Examples include long distance phone charges, fax charges, postage and overnight delivery fees, messenger and service fees, court reporters' charges and filing fees for which You will be billed in accordance with our standard practices.  At our choice, we may ask You to pay larger expenses directly.  We will send monthly statements indicating attorney's fees and expenses and their basis, any amounts applied from deposits, and any current balance owed.  If fees or expenses incurred are minimal, the statement may be held and combined with the next statement.  Any balance which is not paid within 30 days of the statement date will be subject to a late payment charge as provided in the Standard Terms.

DISPUTES

In the unlikely event that we have a dispute as to fees, the quality of our services, the accuracy of our advice, or any other matter arising out of our representation which we cannot resolve voluntarily,  it shall be resolved exclusively by binding arbitration rather than litigation in the court system.  We both further agree that: (i) any dispute relating solely to amounts owing under our statements shall be resolved exclusively by binding arbitration.  At your option, such arbitration may be before (a) the Los Angeles County Bar Association or the State Bar of California pursuant to California Business and Professions Code Section 6200, et seq. (as their rules may provide) or (b) the American Arbitration Association in Los Angeles, California pursuant to its Commercial Arbitration Rules in effect at the time of arbitration;  (ii) any dispute other than one relating solely to amounts owing under our statements shall be resolved exclusively by binding arbitration before the American Arbitration Association in Los Angeles, California, pursuant to its Commercial Arbitration Rules in effect at the time of arbitration; and  (iii) Arbitration of disputes shall be subject to the additional agreements relating to arbitration which are contained in Paragraph 10 of the Standard Terms.

CONCLUSION

If You agree that this letter and the Standard Terms accurately reflect the terms of our Agreement, please sign, insert the client taxpayer I.D. or social security number, as applicable, below your signature, and return this executed letter by fax, e-mail, or overnight mail; if You do not agree or have any questions, please let us know promptly.  .  If we do not hear from You promptly to the contrary and You continue to use our services, this letter and the Statement of Terms will be our Agreement and will be binding upon both of us.

LAW OFFICES OF MARK C. FIELDS
A Professional Corporation

Mr. George Alvarez
April 5, 2008

We appreciate the opportunity to be of service and look forward to working with You.

Very truly yours,

/s/ Mark C. Fields
Mark C. Fields,
for the firm

cc: Kenneth L. Waggoner, Esq.

The foregoing is agreed to.
China Tel Group, Inc.

Dated____________________	/s/ George Alvarez
By: George Alvarez

LAW OFFICES OF MARK C. FIELDS
A Professional Corporation

Mr. George Alvarez
April 5, 2008

SCHEDULE OF BILLING RATES

Richard C. Greenberg	$425.00
Mark C. Fields	$425.00
Derrick K. Takeuchi	$425.00
John D. Whitcombe	$425.00
Michael J. Gibson	$375.00
Mark K. Worthge	$375.00
Samantha F. Lamberg	$375.00
Leonard Grayver	$325.00
Michael J. Weinberger	$300.00